Exhibit 23(j)


CONSENT OF INDEPENDENT AUDITORS

Seligman Global Fund Series, Inc.:

We consent to the use in Post-Effective Amendment No. 32 to Registration Statement No. 33-44186 on Form N-1A of our report dated December 14, 2001, appearing in the October 31, 2001 Annual Report, which is incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectus which is part of such Registration Statement, and to the references to us under the captions "General Information" in the Statement of Additional Information and "Financial Highlights" in the Prospectus.



DELOITTE & TOUCHE LLP

New York, New York
February 25, 2002